INVESTOR RELATIONS CONTACT:                              MEDIA CONTACT:
Robert J. Vill                                           Jane Randel
Vice President, Treasury                                 Vice President,
    and Investor Relations                                  Public Relations
Liz Claiborne Inc.                                       Liz Claiborne Inc.
201.295.7515                                             212.626.3408



             LIZ CLAIBORNE COMPLETES ACQUISITION OF MEXX GROUP B.V.



         NEW YORK, NY MAY 23, 2001 - Liz Claiborne Inc. (NYSE:LIZ) announced that it has completed the purchase of 100 percent of the stock of Mexx Group B.V., a privately held fashion apparel and accessories company. Based in the Netherlands, the company designs and markets a wide range of merchandise for women, men and children under the Mexx brand name. Mexx products are sold via wholesale and retail formats in more than 40 countries in Europe, the Asia Pacific region, Canada and the Middle East. Mexx had sales of 382 million Euros in 2000.

          Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to welcome Mexx into the Liz Claiborne family. This acquisition will have an impact on our expected results for fiscal 2001. Accordingly, we are updating our guidance for the remainder of the year. For fiscal 2001, taking into account the impact of the Mexx acquisition, we are optimistic that we can achieve a 12.5% to 14.5% sales increase and a 12.5% to 14.5% increase in EPS, excluding last year's restructuring charges and special investment gain or any future stock repurchases. This forecasted EPS growth for the full year reflects a 0 to 20 basis point increase in operating margin, a 150 to 170 basis point increase in gross profit margin and a 140 to 170 basis point increase in S,G&A rate. For the second quarter of 2001, we are optimistic that we can achieve a sales increase in the mid single digits and an EPS increase in the upper single digits, excluding the impact of last year's restructuring charges and special investment gain or any future stock repurchases. This forecasted EPS growth for the second quarter reflects a 20 to 30 basis point increase in operating margin, a 140 to 170 basis point increase in gross profit margin and a 110 to 140 basis point increase in S,G&A rate. In the second half of 2001, we are optimistic that we can achieve a sales increase of approximately 18% to 21% and an EPS increase in the mid teens, excluding the impact of last year's restructuring charges and special investment gain or any future stock repurchases. Specifically, we expect the Mexx transaction to have no impact on second quarter EPS, to add $.03 to $.04 to third quarter EPS and to add $.01 to $.02 to fourth quarter EPS."

         Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include - Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Emma James, First Issue, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Meg Allen, Mexx, Monet, Russ, Sigrid Olsen and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and

                                    - more -

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sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active in the
Western Hemisphere, as well as CITY DKNY(R) better women's sportswear. The Company also has the exclusive license to produce and sell women's sportswear under the Kenneth Cole New York, Unlisted.com and Reaction Kenneth Cole brand names.

         Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2001 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro and macro-economic conditions, including the levels of consumer confidence and spending; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; uncertainties relating to the Company's ability to successfully implement its growth strategies, integrate acquisitions, maintain product licenses, or successfully launch new products and lines; risks associated with the entry into new markets, either through internal development activities or acquisitions; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic and other conditions affecting foreign operations and sourcing, including currency rate fluctuations; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2000 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.